EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS FIRST QUARTER RESULTS

•	Bank Divestiture Activities Continue with
  Ten Transactions Pending
•	Five Regional Consolidations Completed
•	Total Assets Approximate $5.1 Billion
•	Sale of Two Affiliate Banks Subsequently Completed

LANSING, Mich. and PHOENIX, Ariz.: May 13, 2010: A net loss attributable to Capitol Bancorp was reported for the first quarter of 2010 of approximately $47.9 million or $2.75 per share, compared to a net loss of $75.5 million or $4.34 per share reported for the fourth quarter of 2009, and a net loss of $20.7 million or $1.20 per share reported for the first quarter of 2009.

Consolidated assets declined 12 percent year-over-year to approximately $5.1 billion at March 31, 2010 from the approximate $5.8 billion reported for the first quarter of 2009, as a result of the implementation of the Corporation’s capital preservation and balance sheet deleveraging strategies.  Consistent with these efforts, total portfolio loans were $3.9 billion at March 31, 2010, a nearly 17 percent decline over the past twelve months.  Total deposits reflected a slight 1 percent increase from year-end, but a 5 percent decline to approximately $4.5 billion from the $4.7 billion reported at March 31, 2009, as the Corporation continues to focus on core funding sources throughout the deleveraging process.

Capitol’s Chairman and CEO Joseph D. Reid said, “We continue to address the issues presented by an uncertain economy as we focus on building balance sheet strength and improving corporate-wide liquidity.  Our strategy of regional consolidations and selective bank divestitures allows us to reallocate capital and resources to support those affiliates facing challenges.  These initiatives also serve to improve risk management oversight throughout the Corporation, as well as provide efficiencies in our operations.  Our efforts remain concentrated on accessing sources to strengthen our core capital ratios, which should be enhanced by completed bank sales and regional consolidations, as well as the recent exchange of debt securities and a registered direct capital offering.”

“While significant challenges remain, we are encouraged by both efforts on multiple fronts and the emergence of some early-stage positive trends and developments.  Growth in nonperforming assets, which continue to remain elevated in this economic environment, appears to be slowing.  Net charge-offs, also elevated from historical levels, declined significantly on a linked-quarter basis, and the quarterly loan loss provision exceeded these charge-offs as we were able to build our reserves to 3.90 percent of the total loan portfolio, a significant increase from 3.57 percent at the beginning of 2010,” added Mr. Reid.

“When combining the aggregate quarter-end level of nonperforming assets with net charge-offs for each of the past five quarters, the rate of increase has continued its slowing trend: from 34.1 percent in the first quarter of 2009, to 13.1 percent in last year’s second quarter, to 12.3 percent for the quarter ended September 30, 2009, to 11.2 percent in the final quarter of 2009, and most recently to 3.7 percent for the three months ended March 31, 2010.  In addition, pre-tax, pre-provision results, before costs associated with foreclosed properties and other real estate owned, were positive for the first quarter of 2010.  Costs associated with foreclosed properties and other real estate owned declined precipitously on a linked-quarter basis and we look forward to the recovery of the $134 million valuation allowance for deferred tax assets once we are able to demonstrate a sustainable return to profitability.  Finally, our affiliate divestiture program has resulted in the sale of four institutions to date and we have ten transactions currently pending, with these 14 affiliates encompassing nearly $1.1 billion of total assets as we aggressively harvest capital and deleverage the balance sheet.”

Capital Initiatives
Aside from the consummation of two affiliate divestitures last week, were two other recent capital initiatives.  In March 2010, Capitol completed an offer to exchange its common stock for the Corporation’s Series A 9% Promissory Notes due in 2013.  The exchange offer resulted in the retirement of $4.6 million principal amount of Notes and the issuance of approximately 1.4 million new shares of common stock.

In April, Capitol entered into definitive agreements with several institutional investors for a registered direct offering of 2.5 million shares of previously unissued common stock, generating total proceeds of $7.5 million.

Mr. Reid stated, “The ability to opportunistically access outside capital, combined with the partial extinguishment of a debt obligation, augments our existing select affiliate divestiture program and supports our initiatives to deleverage consolidated assets, while also providing for the redeployment of equity across our multi-state network.  We will continue to explore alternative sources of support to strengthen our consolidated balance sheet.”

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced intentions to sell its interest in certain affiliate banks.  In the first quarter of 2010, Capitol announced agreements to sell Adams Dairy Bank in Blue Springs, Missouri, Bank of Las Colinas in Irving, Texas, Community Bank of Lincoln in Nebraska, USNY Bank in Geneva, New York, and three Colorado-based affiliates, Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce.  These, coupled with three other pending transactions involving affiliates in Colorado, North Carolina and Ohio, reflect ten divestitures awaiting regulatory approvals (and other contingencies) and represent more than $700 million of total assets and projected proceeds in excess of $50 million for Capitol’s ownership interests.  The ten pending divestitures, with transaction book-value multiples at a premium to tangible equity, are expected to be completed in 2010.  Sale of Capitol’s interests in Bank of Belleville and Napa Community Bank, which were completed after the close of the first quarter (in April 2010), involved approximately $240 million of assets while garnering more than $25 million of proceeds for reinvestment in bank affiliates.

Additionally, during the first quarter of 2010, Capitol completed five regional consolidations.  On February 1, 2010, four Nevada-based affiliates were consolidated into what operates today as Bank of Las Vegas.  Also in February, four Washington-based affiliate banks were consolidated and now operate as Bank of the Northwest.  In California, regulatory approval was received to consolidate four affiliate banks into one charter, effective March 2010, to operate as Sunrise Bank.  Also in March, Capitol received regulatory approval to consolidate two northern Indiana affiliate banks into one charter, operating as Indiana Community Bank.  Following the consolidation of nine Michigan affiliate banks during the first quarter of 2009, two additional Michigan-based affiliates were merged into what is today Michigan Commerce Bank in the first quarter of 2010.

Mr. Reid stated, “The completion of these divestitures and consolidations has enabled us to further our strategic initiatives of capital preservation, resource realignment, and deleveraging our balance sheet in order to increase operational efficiencies.  Additionally, these transactions will serve to strengthen our consolidated core capital ratios and effectively redistribute capital within our multi-state network, particularly to affiliates that have been adversely impacted by the economy and continue to face operating challenges.”

Quarterly Performance
In the first quarter of 2010, consolidated net operating revenues increased 1.8 percent to $43.8 million from the $43.1 million reported for the same period in 2009.  A concerted effort to focus on core deposit funding sources, as referenced earlier, helped mitigate some of the margin pressure.  But elevated levels of nonearning assets coupled with ongoing efforts to build system-wide liquidity yielded a margin consistent with recent quarters, albeit modest expansion in the net interest margin to 3.03 percent from 2009’s first quarter margin of 2.81 percent.  Cash and cash equivalents totaled approximately $940 million, or nearly 19 percent of the Corporation’s consolidated total assets at March 31, 2010.  Other noninterest income approximated $7.4 million, a 31 percent increase compared to $5.6 million in the comparable 2009 period, primarily related to a $1.3 million gain on debt extinguishment.

The Corporation continues to emphasize the reduction of operating expenses through salary and staffing reductions, operational efficiencies and tight controls on corporate overhead. Salaries and employee benefit costs declined nearly 25.8 percent year-over-year, and approximately 4.5 percent (18 percent annualized) on a linked-quarter basis.  Noninterest, or operating, expenses increased year-over-year to approximately $55.6 million in the quarter ended March 31, 2010.  Both costs associated with foreclosed properties and other real estate owned (which approximated $12.1 million in the first quarter of 2010 versus approximately $5.0 million in the 2009 period) and FDIC insurance premiums and other regulatory fees (which increased from $2.1 million in 2009’s first quarter to approximately $4.6 million in the most recent three-month period) increased dramatically.  Combined, these two expense areas increased to approximately $16.7 million in the current quarter, representing a substantial increase from the combined approximate $7.2 million figure posted in 2009 and more than offsetting the aforementioned approximate $7.5 million decline in compensation-related expenses.

The first quarter 2010 provision for loan losses declined dramatically to $50.1 million from the $75.6 million recorded in the immediately preceding quarter, but increased from the $33.9 million for the corresponding period of 2009.  During the first quarter of 2010, net loan charge-offs approximated $42.4 million, an increase from last year’s corresponding level of $27.3 million, but a significant reduction from the $59.4 million posted in the fourth quarter of 2009, as the Corporation continues to aggressively manage its nonperforming loans.

Bank performance, the increased provision for loan losses and large losses from the Corporation’s banks in its Arizona, Great Lakes and Nevada regions were major reasons for the consolidated net loss, compounded by creation of a valuation allowance for deferred tax assets that effectively eliminates any tax benefit in the current operating environment.

Balance Sheet
With total capital resources of approximately $342.9 million at March 31, 2010, the total capital-to-asset ratio was 6.77 percent, supporting the Corporation’s approximate $5.1 billion balance sheet.  The divestiture efforts and ongoing balance sheet deleveraging should serve to help strengthen consolidated capital ratios, but as of March 31, 2010 the Corporation’s Leverage, Tier 1 and Total Risk-Based capital ratios were 3.23 percent, 4.22 percent and 8.30 percent, respectively.  Consequently, while two of these three key ratios remained in the range to be classified as “adequately capitalized” by regulatory standards, the Leverage ratio dropped below 4 percent which results in an “undercapitalized” status for the Corporation.

Net charge-offs of 4.25 percent of average loans (annualized) for the quarter ended March 31, 2010 decreased significantly from the 5.68 percent reported for the fourth quarter of 2009, but increased from the 2.31 percent reported for the corresponding period of 2009 as the Corporation continued to aggressively move through problem asset resolution in recent periods.  The ratio of nonperforming loans to total portfolio loans was 8.80 percent at March 31, 2010 compared to 7.60 percent reported at December 31, 2009 and 4.83 percent for the same period in 2009.  The ratio of total nonperforming assets to total assets increased to 8.97 percent at March 31, 2010 from 8.17 percent reported at the beginning of 2010 and 5.40 percent reported for the corresponding date in 2009.  The continued increase in nonperforming assets is attributable to borrower stress and nonperformance, coupled with a virtually nonexistent market for the sale of real estate, especially in the states of Arizona and Michigan, which hinders the disposition of such assets.  Notably, the net increase in nonperforming assets during the three months ended March 31, 2010 represents the lowest increase since the second quarter of 2008.  The allowance coverage ratio of nonperforming loans measured 44 percent at March 31, 2010, consistent with levels recorded in recent quarters, while the allowance for loan losses increased year-over-year, from 2.12 percent to 3.90 percent at March 31, 2010, as provisions for loan losses continued to exceed the significant level of net charge-off activity during 2009 and into 2010.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a national community banking company, with a network of separately chartered banks with operations in 16 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	March 31			December 31
	2010	2009		2009	2008

Condensed results of operations:
Interest income	$57,495	$68,716		$266,899	$304,315
Interest expense	21,033	31,259		110,517	140,466
Net interest income	36,462	37,457		156,382	163,849
Provision for loan losses	50,100	33,916		190,680	82,492
Noninterest income	7,387	5,636		28,773	26,432
Noninterest expense	55,577	52,626		240,597	190,388
Loss before income taxes	(61,828)	(43,449)		(246,122)	(82,599)

Net loss attributable to Capitol Bancorp Limited	$(47,882)	$(20,674)		$(195,169)	$(28,607)

Net loss per share attributable to Capitol Bancorp
Limited -- basic and diluted	$(2.75)	$(1.20)		$(11.28)	$(1.67)
Book value per share at end of period	6.19	19.23		9.19	20.46
Common stock closing price at end of period	$2.42	$4.15		$1.96	$7.80
Common shares outstanding at end of period	18,928,000	17,291,000		17,546,000	17,294,000
Number of shares used to compute net loss per share	17,402,000	17,162,000		17,302,000	17,147,000

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	2010	2009	2009	2009	2009
Condensed summary of financial position:
Total assets	$5,064,936	$5,131,940	$5,322,613	$5,723,540	$5,777,606
Portfolio loans	3,907,761	4,047,101	4,187,381	4,576,839	4,689,573
Deposits	4,454,361	4,410,633	4,508,343	4,695,019	4,706,562
Capitol Bancorp Limited stockholders' equity	117,167	161,335	236,385	318,977	332,489
Total capital	$342,858	$401,047	$482,455	$629,266	$651,940

Key performance ratios:
Net interest margin	3.03%	3.04%	3.00%	3.02%	2.81%
Efficiency ratio	126.75%	179.40%	117.09%	105.43%	122.48%

Asset quality ratios:
Allowance for loan losses / portfolio loans	3.90%	3.57%	3.01%	2.50%	2.12%
Total nonperforming loans / portfolio loans	8.80%	7.60%	6.68%	5.70%	4.83%
Total nonperforming assets / total assets	8.97%	8.17%	7.50%	6.37%	5.40%
Net charge-offs (annualized) / average portfolio loans	4.25%	5.68%	2.77%	1.64%	2.31%
Allowance for loan losses / nonperforming loans	44.31%	47.04%	45.14%	43.77%	43.94%

Capital ratios:
Capitol Bancorp Limited stockholders' equity / total assets	2.31%	3.14%	4.44%	5.57%	5.75%
Total capital / total assets	6.77%	7.81%	9.06%	10.99%	11.28%

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31
	2010	2009
INTEREST INCOME:
Portfolio loans (including fees)	$56,550	$68,076
Loans held for sale	99	217
Taxable investment securities	228	152
Federal funds sold	9	35
Other	609	236
Total interest income	57,495	68,716

INTEREST EXPENSE:
Deposits	16,229	24,872
Debt obligations and other	4,804	6,387
Total interest expense	21,033	31,259

Net interest income	36,462	37,457

PROVISION FOR LOAN LOSSES	50,100	33,916
Net interest income (deficiency) after
provision for loan losses	(13,638)	3,541

NONINTEREST INCOME:
Service charges on deposit accounts	1,239	1,502
Trust and wealth-management revenue	1,152	1,388
Fees from origination of non-portfolio residential mortgage
loans	473	902
Gain on sales of government-guaranteed loans	462	240
Gain on exchange of promissory notes for common stock	1,255
Realized gains on sale of investment securities available
for sale	14	1
Other	2,792	1,603
Total noninterest income	7,387	5,636

NONINTEREST EXPENSE:
Salaries and employee benefits	21,568	29,053
Occupancy	4,586	4,891
Equipment rent, depreciation and maintenance	3,009	3,433
Costs associated with foreclosed properties and other
real estate owned	12,085	5,038
FDIC insurance premiums and other regulatory fees	4,570	2,114
Other	9,759	8,097
Total noninterest expense	55,577	52,626

Loss before income taxes (benefit)	(61,828)	(43,449)

Income taxes (benefit)	112	(15,542)

NET LOSS	(61,940)	(27,907)

Less interest in net losses attributable to noncontrolling interests
in consolidated subsidiaries	14,058	7,233

NET LOSS ATTRIBUTABLE TO CAPITOL BANCORP
LIMITED	$(47,882)	$(20,674)

NET LOSS PER SHARE ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED (basic and diluted)	$(2.75)	$(1.20)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	(Unaudited)
	March 31	December 31
	2010	2009
ASSETS

Cash and due from banks	$100,898	$88,188
Money market and interest-bearing deposits	828,663	698,882
Federal funds sold	10,094	21,851
Cash and cash equivalents	939,655	808,921
Loans held for sale	6,878	16,132
Investment securities:
Available for sale, carried at fair value	14,734	40,778
Held for long-term investment, carried at
amortized cost which approximates fair value	3,404	5,891
Total investment securities	18,138	46,669
Federal Home Loan Bank and Federal Reserve
Bank stock (at cost)	24,552	24,674
Portfolio loans:
Loans secured by real estate:
Commercial	1,958,635	1,990,332
Residential (including multi-family)	758,205	785,362
Construction, land development and other land	472,064	509,474
Total loans secured by real estate	3,188,904	3,285,168
Commercial and other business-purpose loans	643,845	684,253
Consumer	42,399	44,168
Other	32,613	33,512
Total portfolio loans	3,907,761	4,047,101
Less allowance for loan losses	(152,405)	(144,664)
Net portfolio loans	3,755,356	3,902,437
Premises and equipment	46,328	48,386
Accrued interest income	14,516	15,585
Goodwill	66,104	66,126
Other real estate owned	110,015	111,820
Recoverable income taxes	42,774	43,763
Other assets	40,620	47,427

TOTAL ASSETS	$5,064,936	$5,131,940

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$702,726	$679,100
Interest-bearing	3,751,635	3,731,533
Total deposits	4,454,361	4,410,633
Debt obligations:
Notes payable and short-term borrowings	225,880	276,159
Subordinated debentures	167,478	167,441
Total debt obligations	393,358	443,600
Accrued interest on deposits and other liabilities	41,837	44,101
Total liabilities	4,889,556	4,898,334

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock, 20,000,000 shares authorized;
none issued and outstanding	--	--
Common stock, no par value, 50,000,000 shares authorized;
issued and outstanding: 2010 - 18,927,501 shares
2009 - 17,545,631 shares	281,251	277,707
Retained-earnings deficit	(163,633)	(115,751)
Undistributed common stock held by employee-
benefit trust	(558)	(558)
Fair value adjustment (net of tax effect) for
investment securities available for sale (accumulated
other comprehensive income)	107	(63)
Total Capitol Bancorp Limited stockholders' equity	117,167	161,335
Noncontrolling interests in consolidated subsidiaries	58,213	72,271
Total equity	175,380	233,606

TOTAL LIABILITIES AND EQUITY	$5,064,936	$5,131,940

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Allowance for loan losses at beginning of period	$144,664	$126,189	$93,040

Loans charged-off:
Loans secured by real estate:
Commercial	(10,588)	(19,195)	(3,573)
Residential (including multi-family)	(12,493)	(16,553)	(7,903)
Construction, land development and other land	(14,081)	(12,683)	(8,185)
Total loans secured by real estate	(37,162)	(48,431)	(19,661)
Commercial and other business-purpose loans	(7,537)	(12,319)	(8,202)
Consumer	(161)	(358)	(292)
Total charge-offs	(44,860)	(61,108)	(28,155)
Recoveries:
Loans secured by real estate:
Commercial	358	255	102
Residential (including multi-family)	108	90	47
Construction, land development and other land	1,321	1,142	119
Total loans secured by real estate	1,787	1,487	268
Commercial and other business-purpose loans	695	155	544
Consumer	19	18	15
Other	--	--	1
Total recoveries	2,501	1,660	828
Net charge-offs	(42,359)	(59,448)	(27,327)
Additions to allowance charged to expense	50,100	77,924	33,916

Allowance for loan losses at end of period	$152,405	$144,664	$99,629

Average total portfolio loans for the period	$3,990,918	$4,188,542	$4,722,595

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	4.25%	5.68%	2.31%

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	March 31 2010	December 31 2009
Nonaccrual loans:
Loans secured by real estate:
Commercial	$156,086	$131,990
Residential (including multi-family)	64,731	55,553
Construction, land development and other land	83,483	84,276
Total loans secured by real estate	304,300	271,819
Commercial and other business-purpose loans	27,342	23,063
Consumer	518	380
Total nonaccrual loans	332,160	295,262

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	5,896	6,234
Residential (including multi-family)	768	228
Construction, land development and other land	3,035	3,713
Total loans secured by real estate	9,699	10,175
Commercial and other business-purpose loans	2,108	1,546
Consumer	12	534
Total past due loans	11,819	12,255

Total nonperforming loans	$343,979	$307,517

Real estate owned and other repossessed assets	110,216	111,885

Total nonperforming assets	$454,195	$419,402

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Three Months Ended March 31
	2010	2009

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(47,882)	$(20,674)

Denominator:
Weighted average number of shares outstanding, excluding unvested restricted shares (denominator for basic and diluted earnings per share)	17,402	17,162

Number of antidilutive stock options excluded from diluted net loss per share computation	2,355	2,438

Number of antidilutive unvested restricted shares excluded from diluted net loss per share computation	140	125

Number of antidilutive warrants excluded from diluted net loss per share computation	76	--

AVERAGE BALANCES (in thousands):

	Three Months Ended March 31
	2010	2009

Portfolio loans	$3,990,918	$4,722,595
Earning assets	4,816,035	5,329,429
Total assets	5,087,433	5,697,022
Deposits	4,416,108	4,578,590
Capitol Bancorp Limited stockholders' equity	141,825	345,204

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Bank of Tucson	Tucson, Arizona
Central Arizona Bank	Casa Grande, Arizona
Southern Arizona Community Bank	Tucson, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

California Region:
Bank of Feather River	Yuba City, California
Bank of San Francisco	San Francisco, California
Sunrise Bank	San Diego, California

Colorado Region:
Fort Collins Commerce Bank	Fort Collins, Colorado
Larimer Bank of Commerce	Fort Collins, Colorado
Loveland Bank of Commerce	Loveland, Colorado
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Evansville Commerce Bank	Evansville, Indiana
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan
Ohio Commerce Bank	Beachwood, Ohio

Midwest Region:
Adams Dairy Bank	Blue Springs, Missouri
Community Bank of Lincoln	Lincoln, Nebraska
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northeast Region:
USNY Bank	Geneva, New York

Northwest Region:
Bank of the Northwest	Bellevue, Washington
High Desert Bank	Bend, Oregon

Southeast Region:
Bank of Valdosta	Valdosta, Georgia
Community Bank of Rowan	Salisbury, North Carolina
First Carolina State Bank	Rocky Mount, North Carolina
Peoples State Bank	Jeffersonville, Georgia
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank of Atlanta	Atlanta, Georgia

Texas Region:
Bank of Fort Bend	Sugar Land, Texas
Bank of Las Colinas	Irving, Texas